EXHIBIT 99.2

                                  RISK FACTORS

         Each of the factors set forth below could, directly or indirectly, affect the Company's results of operations and financial condition. Capitalized terms that are not defined herein shall have the meaning ascribed in the Annual Report on Form 10-K of the Company to which this Exhibit relates.

RECENT OPERATING LOSSES OF THE COMPANY AND DECISION TO DISCONTINUE INVESTMENT ACTIVITIES COULD ADVERSELY AFFECT FUTURE OPERATIONS OF THE COMPANY

         The Company reported a net loss of $58.2 million or $3.07 per fully diluted share for the year ended December 31, 1998. This loss was primarily attributable to a $79.7 million charge on subordinate and residual interests in mortgage-related securities and derivatives, which were adversely affected by increased prepayments of the underlying mortgage loans and the substantial volatility in U.S. and foreign stock markets commencing in mid-July 1998, which has resulted in widening mortgage spreads and declining market liquidity. Moreover, as a result of these conditions, in the latter half of 1998 there was a general "flight to quality" by investors, with the result that the market for subordinate and residual interests in mortgage-related securities has been substantially reduced or eliminated. These factors adversely affected the operations and financial condition of numerous companies in the financial service, real estate investment trust and mortgage-backed security sectors, including the Company.

         In connection with these factors, the Company has decided that, for the foreseeable future, it does not plan to acquire any additional assets or fund any additional loans (beyond those which are currently committed), and it will work to accelerate the stabilization of its existing assets and increase its overall liquidity position. As a result, the Company has curtailed each of its business lines, which include the acquisition of subordinate and residual interests in residential and commercial mortgage-related securities, underperforming real estate and residential and commercial real estate loans, including construction and renovation loans.

         The future success of the Company will be primarily dependent on its ability to continue to be able to meet its obligations under its indebtedness. This ability will depend largely on the Company's future performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond its control, including levels of interest rates. This ability also could be significantly adversely affected by the Company's decision to discontinue future investment activities, which effectively means that the Company's future profitability, and its ability to meet its indebtedness obligations, will be dependent on its existing assets. There can be no assurance that the Company's existing assets will be sufficient to ensure future profitable operations or enable the Company to meet its indebtedness obligations, or that such assets will not be further significantly adversely affected by changes in market and economic conditions and other factors. Moreover, it can be anticipated that unless and until the Company resumes investment activities, income from the Company's portfolio of investment securities and loans, which along with investments in real estate comprise the Company's three principal business lines, will decrease as securities and loans mature and are repaid in the ordinary course of business.

THE COMPANY'S ABILITY TO COMPLY WITH INDEBTEDNESS REQUIREMENTS NOT ASSURED

         The Company has significant debt service obligations. The Company's investments in real estate, subordinate and residual interests in mortgage-related securities and other assets, such as single-family residential loans, generally depend upon short-term borrowings such as repurchase agreements and warehouse facilities/lines of credit with financial institutions or institutional lenders to finance the Company's acquisition of such assets on a short-term basis in the case of repurchase agreements and on a one-to-three year basis in the case of warehouse facilities/lines of credit. There can be no assurance that such financing will continue to be available on terms reasonably satisfactory to the Company. The inability of the Company to arrange additional borrowings such as repurchase agreements and warehouse facilities/lines of credit or to extend, repay or replace existing borrowings when they expire would have a material adverse effect on the Company's business, financial condition and results of operations and on the Company's outstanding securities.

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         As a result of market and economic  conditions,  from  time-to-time the
Company has been required to pledge additional collateral or post additional cash margins (referred to herein collectively as "collateral") to secure its
indebtedness.   Although  to  date  the  Company  has  had  adequate   cash  and
unencumbered assets to meet such calls for additional collateral and its other operating and financing requirements, there can be no assurance that sufficient levels of unencumbered assets will continue to be available. If the Company is unable to fund additional collateral needs or to repay, renew or replace maturing indebtedness on terms reasonably satisfactory to the Company, the Company would be required to sell, under adverse market conditions, a portion of its assets, and could incur losses as a result. Furthermore, an extremely limited market for subordinate and residual interests in mortgage-related securities exists and there can be no assurance that one will fully develop, thereby limiting the Company's ability to dispose of such securities promptly for fair value in such situations.

         In addition to payment and, in the case of the Company's secured indebtedness, collateralization requirements, the Company is subject to various other covenants in the agreements evidencing its indebtedness, including financial covenants which require the maintenance of specified amounts of equity. Other covenants affirmatively impose standards of management, administration and reporting with respect to the real property assets of the Company, and require the observance of certain administrative activities, loan to value ratios and advance limitations with respect to mortgage loans. With respect to the securities available for sale, certain covenants also seek to control the debt exposure of the lender based on the default and prepayment experience of the loans that comprise the mortgage pools underlying the securities, factors which are outside of the Company's control. The Company's ability to continue to meet these financial requirements will be dependent on its results of operations.

         In the event of a default in the Company's covenants or other terms of the Company's indebtedness, the lender generally would be able to accelerate repayment of the subject indebtedness and pursue other available remedies, which could result in defaults on other indebtedness of the Company, unless the applicable lender or lenders allowed the Company to remain in violation of the agreements. Were a default to be declared, the Company would not be able to continue to operate without the consent of its lenders.

OWNERSHIP OF SUBORDINATE AND RESIDUAL INTERESTS SUBJECT TO CREDIT, PREPAYMENT AND LIQUIDITY RISKS

         The Company invests in subordinate and residual interests in collateralized mortgage obligations ("CMOs"), including CMOs, which have qualified as real estate mortgage investment conduits ("REMICs") under the Code. These securities are subject to a number of risks, as outlined below.

         CREDIT RISK.  Subordinate  and residual  interests in  mortgage-related securities provide credit support to the more senior classes of the mortgage-related securities. Principal from the underlying mortgage loans generally is allocated first to the senior classes, with the most senior class having a priority right to the cash flow from the mortgage loans until its payment requirements are satisfied. To the extent that there are defaults and unrecoverable losses on the underlying mortgage loans, resulting in reduced cash flows, the most subordinate security will be the first to bear this loss. Because subordinate and residual interests generally have no credit support, to the extent there are realized losses on the mortgage loans comprising the mortgage collateral for such securities, the Company may not recover the full amount or, indeed, any of its initial investment in such subordinate and residual interests. The Company generally owns the most subordinate classes of the securities in which it invests and therefor will be the first to bear any credit losses.

         The degree of credit risk is affected by the nature of the underlying mortgage loans. In this regard, the risk of loss on securities backed by commercial and multifamily loans and single-family residential loans made to borrowers who, because of prior credit problems, the absence of a credit history or other factors, are unable or unwilling to qualify as borrowers under guidelines established by the Federal Home Loan Mortgage Corporation ("FHLMC") and the Federal National Mortgage Association ("FNMA") for purchases of loans by

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such agencies ("subprime  residential loans"),  generally involve more risk than securities backed by single-family residential loans which conform to the requirements established by FHLMC and FNMA for their purchase by such agencies. At December 31, 1998, the Company's securities available for sale amounted to $351.2 million and consisted of (i) non-investment grade and unrated subordinate securities backed by commercial real estate loans and having an amortized cost of $115.7 million and a fair value of $117.1 million, (ii) unrated residuals in
securities  backed  by  subprime  single-family   residential  loans  having  an
amortized cost of $209.0 million and a fair value of $218.7 million and (iii) unrated subordinate interests in securities backed by other single-family residential loans having an amortized cost of $15.4 million and a fair value of $15.4 million.

         PREPAYMENT RISK. Subordinate and residual interests are affected by the rate and timing of payments of principal (including prepayments, repurchases, defaults and liquidations) on the mortgage loans underlying a series of mortgage-related securities. The rate of principal payments may vary significantly over time depending on a variety of factors, such as the level of prevailing mortgage loan interest rates and economic, demographic, tax, legal and other factors. Prepayments on the mortgage loans underlying a series of mortgage-related securities are generally allocated to the more senior classes of mortgage-related securities. Although in the absence of defaults or interest shortfalls subordinates receive interest, amounts otherwise allocable to residuals generally are used to make payments on more senior classes or to fund a reserve account for the protection of senior classes until overcollateralization or the balance in the reserve account reaches a specified level. In periods of declining interest rates, rates of prepayments on mortgage loans generally increase, and if the rate of prepayments is faster than anticipated, then the yield on subordinates generally will be positively affected and the yield on residuals generally will be negatively affected. Accelerated prepayment speeds as a result of declining market interest rates were a significant factor in the $79.7 million loss on securities available for sale recorded by the Company during the year ended December 31, 1998.

         LIQUIDITY RISK. As a result of the risks associated with subordinate and residual interests in mortgage-related securities, and because they generally are unrated or rated non-investment grade, such securities generally are traded less frequently than investment-grade securities and may not provide holders thereof with liquidity of investment. This is particularly the case since U.S. and foreign stock markets began experiencing substantial volatility in mid-July 1998, which has substantially adversely affected the market for subordinate and residual interests in mortgage-related securities.

         SUBORDINATE  AND  RESIDUAL   INTERESTS  MAY  GENERATE   TAXABLE  INCOME
EXCEEDING CASH FLOW. Subordinate and residual interests, including residual interests which are designated as REMIC residual interests under Section 860D of the Code, receive cash flow in excess of amounts needed to make payments on other classes of the security or to fund a related reserve account. Cash flow otherwise allocable to subordinate or residual interests is used to protect senior classes of securities from credit losses on the underlying mortgage loans. Moreover, in any given year, the taxable income produced by a subordinate or residual interest may exceed its cash flow. If the Company was deemed to have a substantial amount of such "phantom income" in any particular year, the Company could be required to borrow funds or to liquidate assets in order to meet the REIT distribution requirement for such year.

VALUE AND REVENUES OF REAL ESTATE DEPENDENT ON CONDITIONS BEYOND THE COMPANY'S CONTROL

         GENERAL. Investment in underperforming real estate is subject to varying degrees of risk which are generally incident to the ownership of real property. Revenues may be adversely affected by adverse changes in national or local economic conditions, competition from other properties offering the same or similar services, changes in interest rates and in the availability, cost and terms of mortgage funds, the impact of present or future laws and regulations, including without limitation those dealing with zoning, the environment, access by disabled persons and taxation, the ongoing need for capital improvements (particularly in older structures), changes in real estate tax rates and other operating expenses, adverse changes in governmental rules and fiscal policies, civil unrest, acts of nature, including earthquakes, hurricanes and other natural disasters, acts of war and other factors which are beyond the control of the Company. Revenues also may be affected by problems experienced by lessees, which may weaken their financial condition and result in failure to make rental payments when due. At any time, a lessee of the Company's properties may seek the protection of bankruptcy laws, which could result in rejection and termination of the lessee's lease and thereby cause a reduction in cash flow available for distribution to the Company. As a result of the foregoing factors, no assurances can be given that the fair market value and/or revenues of the

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Company's investments in real estate will not decrease in the future or that the
Company will be able to vary its real estate portfolio in response to changes in economic or other conditions.

         VALUE AND REVENUES OF REAL ESTATE DEPENDENT IN PART ON EXTERNAL MANAGEMENT. The value and revenues of underperforming real estate acquired by the Company is dependent in part upon the ability of the Manager to operate the real estate in a manner which is sufficient to maintain or increase revenues in excess of operating expenses and debt service requirements, which will be affected by many of the risks which are inherent in investments in real estate and over which the Company has no control. The underperforming real estate acquired by the Company to date generally has had significant amounts of unleased space or restrictive or below market rents in place. As part of its initial repositioning of a property after an acquisition, the Company, in addition to making any necessary capital expenditures, generally pursues a policy of replacing some existing tenants with tenants which have higher lease payments and/or a higher probability of expansion and renewal. Although this strategy may adversely affect tenant retention rates in the early years of ownership of a property, management believes that the strategy will be beneficial to the Company in the long term. There can be no assurance, however, that the Company's tenant retention rate will increase as each property is repositioned or stabilized or that the net present value of new or renewed leases will substantially exceed the net present value of leases with existing tenants.

         GEOGRAPHIC CONCENTRATION OF REAL ESTATE SUBJECT TO LOCAL MARKET RISK. Geographic locations can have a substantial effect on the market value of and revenues from real estate and on the ability of borrowers to repay loans secured by properties in such a location. Value and revenues can be affected by national and local economic conditions and other factors that are beyond the control of the Company. At December 31, 1998, the Company's investments in real estate included four properties with an aggregate varying value of $143.8 million located in San Francisco, California. In addition, at the same date the Company had an $11.5 million loan for the construction of an apartment building in San Francisco, of which $4.2 million had been disbursed at such date. As a result of this concentration of investments, the Company's operations will be dependent to a large extent on the economic conditions in this area.

         INSURANCE MAY NOT COVER ALL REAL ESTATE LOSSES. The Company maintains comprehensive insurance coverage on its real estate, including coverage against events of a catastrophic nature, such as earthquakes, hurricanes and other natural disasters. There can be no assurance that insurance against such events will continue to be obtainable on terms that are acceptable to the Company or at all. Moreover, changes in building codes and ordinances, environmental considerations and other factors also might make it not feasible to use insurance proceeds to replace a property if it is damaged or destroyed. Under such circumstances, the insurance proceeds received by the Company might not be adequate to restore its economic position with respect to the affected distressed real property.

REAL PROPERTIES WITH ENVIRONMENTAL PROBLEMS WILL INCREASE COSTS AND MAY CREATE LIABILITY FOR THE COMPANY

         Operating costs and the value of real property may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of future legislation. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Therefore, an environmental liability could have a material adverse effect on the underlying value of a real property, and the revenue therefrom. Although the Company believes that its pre-acquisition due diligence identified all material environmental concerns which relate to its current investments in real estate and accurately assessed the costs and liabilities to be concurred by it in this regard, there can be no assurance that such investments will not involve unknown material environmental concerns or material unanticipated environmental costs in the future.

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         The Company also evaluates the potential for significant  environmental problems prior to acquiring or originating a loan because there is a risk for any mortgage loan, particularly a multifamily residential and commercial real estate loan, that hazardous substances or other environmentally restricted substances could be discovered on the related real estate. Through foreclosure, the Company could become the owner of the real estate that secured its loan and might be required to remove such substances from the affected properties or to engage in abatement procedures at its sole cost and expense. There can be no assurance that the cost of such removal or abatement will not substantially exceed the value of the affected properties or the loans secured by such properties, that the Company would have adequate remedies against the prior owners or other responsible parties or that the Company would be able to resell the affected properties either prior to or following completion of any such removal or abatement procedures. If such environmental problems are discovered prior to foreclosure, the Company generally will not foreclose on the related loan; however, the value of such property as collateral will generally be substantially reduced, and as a result, the Company may suffer a loss upon collection of the loan.

GREATER  RISKS  OF  LOSS  FROM  COMMERCIAL  AND  MULTIFAMILY   CONSTRUCTION  AND
RENOVATION LENDING ACTIVITIES

         The Company's investments include loans for the construction or renovation of commercial and multifamily real estate, including a mezzanine loan which is subordinate to the first lien on the property which secures the loan. Multifamily and commercial real estate lending, particularly construction and renovation lending, is generally considered to involve a higher degree of risk than single-family residential lending because of a variety of factors, including generally larger loan balances, dependency on successful completion or operation of the project for repayment, difficulties in estimating construction and renovation costs and loan terms that often require little or no amortization of the loan over its term (typically five years) and, instead, provide for a balloon payment at stated maturity. Furthermore, mezzanine loans, which are subordinate to a senior loan or loans, and construction loans generally have higher loan-to-value ratios than conventional loans. Although the Company's borrowers generally have an equity investment of 10% to 15% of total project costs, such equity may not be sufficient to protect the Company's investment in these higher-yielding loans.

GREATER RISKS OF LOSS FROM DISTRESSED MORTGAGE LOANS

          Nonperforming and subperforming mortgage loans may presently be in default or may have a greater than normal risk of future defaults and delinquencies, as compared to newly-originated, high-quality loans of comparable type, size and geographic concentration. Returns on an investment of this type depend on the borrower's ability to make required payments or, in the event of default, the ability of the loan's servicer to foreclose and liquidate the mortgage loan. There can be no assurance that the servicer can liquidate a defaulted mortgage loan successfully or in a timely fashion.

ALLOWANCES FOR LOAN LOSSES MAY NOT BE ADEQUATE TO COVER LOSSES

         At December 31, 1998, the Company had established a $0.6 million allowance for loan losses on its commercial and multifamily loan portfolio and had not established such an allowance on its single-family residential or discount loan portfolio. Although the Company believes that these actions were adequate at such date and in accordance with generally accepted accounting principles, future additions to allowances for loan losses may be necessary due to changes in economic conditions, increases in loans and the performance of the Company's loan portfolios. Increases in the Company's provisions for losses on loans would adversely affect the Company's results of operations.

POTENTIAL ADVERSE EFFECTS OF CHANGES IN INTEREST RATES

         The Company's operations are significantly affected by current interest rates, which are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond the control of the Company. Changes in the general level of interest rates will affect the Company's net interest income, which is the difference between the interest income earned on interest-earning assets and the interest expense incurred in connection with its interest-bearing liabilities, by affecting the spread between the Company's

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interest-earning  assets and  interest-bearing  liabilities.  The  Company  uses short-term, floating-rate borrowings such as repurchase agreements and lines of credit to acquire long-term interest-earning assets such as mortgage loans and subordinate and residual interests in mortgage-related securities, some of which will have a fixed rate of interest and/or longer effective maturities than the related borrowings and thus may expose the Company to a maturity mismatch. As a consequence, in an increasing interest rate environment the Company's borrowing costs could exceed the income earned on the Company's interest-earning assets acquired with borrowed funds, thereby reducing the Company's net interest income and ability to make payments on its indebtedness.

         Changes in the level of interest rates also affect the value and average life of the Company's mortgage-related securities, which are substantially affected by prepayment rates on the underlying mortgage loans, and other interest-earning assets and the Company's ability to realize gains from the sale of such assets. In periods of declining mortgage interest rates, prepayments on mortgage-related securities generally increase. If general interest rates also decline, the amounts available for reinvestment by the Company during such periods are likely to be reinvested at lower interest rates than the Company was earning on the securities that were prepaid. Mortgage-related securities, particularly residual interests, may decrease in value as a result of increases in interest rates and may benefit less than other fixed-income securities from declining interest rates because of the risk of prepayment. If general interest rates increase, the credit risk associated with subordinate and residual interests could be increased if borrowers with adjustable or floating-rate loans are unable to meet increased debt service requirements and default on the underlying mortgages. By reducing the likelihood of loan prepayments, increases in interest rates also could extend the weighted average maturity of a security, which could adversely affect the Company to the extent that the cost of the borrowings incurred by the Company to fund the security are increasing faster than the yield on the security is increasing, if at all. In general, changes in both prepayment rates and interest rates will change the total return on mortgage-related securities, which will in turn affect the Company's ability to make payments on its indebtedness, including the Notes. Declining interest rates contributed significantly to the losses incurred by the Company on its subordinate and residual mortgage-related securities during the year ended December 31, 1998.

         Changes in interest rates also affect the costs of financing the acquisition of real estate and thus the value of real estate, as well as the Company's ability to originate and acquire loans, although it is not looking to do so at this time. Changes in interest rates also may affect the Company's ability to incur additional indebtedness or raise capital on acceptable terms.

POTENTIAL ADVERSE EFFECTS OF HEDGING STRATEGIES

         The Company may utilize a variety of financial instruments, including interest rate swaps, caps, floors and other interest rate exchange contracts, in order to limit the effects of interest rates on its operations. Among the risks inherent with respect to the purchase and/or sale of such derivative instruments are (i) interest rate risk, which consists of the risks relating to fluctuating interest rates; (ii) basis risk, which consists of the risk of loss associated with variations in the spread between the asset yield and the funding and/or hedge costs; (iii) credit or default risk, which consists of the risk of insolvency or other inability of the counterparty to a particular transaction to perform its obligations thereunder; (iv) prepayment risk, which consists of reinvestment risk to the extent the Company is not able to reinvest repayments, if any, at a yield which is comparable to the yield being generated on the particular security; (v) liquidity risk, which consists of the risk that the Company may not be able to sell a particular security at a particular price;
(vi) legal enforceability risk, which consists of the risks related to Company's ability to enforce the terms of a particular instrument or to obtain or collect upon a legal judgment in the United States in the event that the counterparty to the transaction is a foreign entity or the underlying collateral is located in a foreign jurisdiction; and (vii) volatility risk, which consists of the risk that actual volatility (i.e., the degree of uncertainty relating to the price of the underlying asset) differs from the historical volatility or "implied" volatility of the instrument.

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FOREIGN  INVESTMENTS  SUBJECT TO CURRENCY  CONVERSION  RISKS AND  UNCERTAINTY OF
FOREIGN LAWS

         The Company currently has investments in real estate and mortgage-related securities backed by real estate located outside the United States. Foreign investments are subject to most of the same risks faced by the Company's domestic operations, as well as risks customarily associated with United States corporations conducting foreign activities. These risks include fluctuations in foreign exchange rates and controls (which the Company attempts to mitigate with currency hedging agreements as available and economical), expropriation, nationalization and other economic, tax and regulatory policies of foreign governments and policies of the United States affecting foreign investments.

THE COMPANY IS SUBJECT TO INTENSE COMPETITION

         The Company's competition varies by business line and geographic market. In many cases, the acquisition of mortgage-related securities, real estate and commercial and multi-family loans is based on competitive bidding, which involves the risk that the Company may bid too low (which generates no business) or too high (which could result in an acquisition at an economically unattractive price). Many of the Company's competitors are larger and have greater financial resources than the Company, and thus may be better able than the Company to pursue business opportunities or to survive periods of industry consolidation. For additional information, see "Competition" under Item 1 of the Annual Report on Form 10-K to which this Exhibit relates.

INVESTMENT POLICIES OF THE COMPANY MAY BE CHANGED BY IT WITHOUT APPROVAL OF SHAREHOLDERS

         The investment, financing, borrowing and distribution policies of the Company and its policies with respect to all other activities, including growth, debt, capitalization and operations, are determined by the Board of Directors. These policies may be amended or revised at any time and from time to time at the discretion of the Board of Directors without a vote of the shareholders of the Company. In addition, the Board of Directors may change the Company's policies with respect to conflicts of interest, provided that such changes are consistent with applicable requirements. A change in these policies could adversely affect the Company's financial condition, results of operations or the market price of its outstanding securities.

POTENTIAL ADVERSE TAX CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT

         The Company believes that it has been organized and operated so as to qualify as a REIT under Sections 856 to 860 of the Code, commencing with its short taxable year ended December 31, 1997. The Company intends to continue to operate as a REIT for calendar year 1998 and, subject to shareholder approval, to change its status to a taxable corporation commencing in calendar year 1999. The Company believes that, based on certain assumptions, including without limitation that the Company will meet the 95% distribution requirement described below for calendar 1998 (as to which there can be no assurance), the Company has been organized and operated in a manner that has enabled it to qualify and to be taxed as a REIT under the Code, and that its proposed method of operation will enable it to continue to so qualify through calendar 1998, although there can be no assurance that the Company is now or will continue to be organized and operated in a manner so as to so qualify or remain so qualified. Qualification and taxation as a REIT involves the satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations and involves the determination of various factual matters and circumstances not entirely within the Company's control. The Company's qualification and taxation as a REIT depends on the Company's ability to meet (through actual annual operating results, distribution levels and diversity of stock ownership) the various qualification and distribution tests imposed under the Code. If the Company were to fail to qualify as a REIT in any taxable year, the Company would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Moreover, unless entitled to relief under certain statutory provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost.

         The Company must distribute annually at least 95% of its net taxable income (excluding any net capital gains) to avoid corporate income taxation on the earnings that it distributes. In addition, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of (i) 85% of its ordinary income for that year, (ii) 95% of its capital gain net income for that year and (iii) 100% of its undistributed taxable income from prior years.

         Although the Company reported a loss for financial reporting purposes for the year ended December 31, 1998, it had substantial income for federal income tax purposes during this period. As a result, in order to qualify and be taxed as a REIT for such period, the Company is required to distribute a final dividend which is expected to range from $14.6 million, or $0.77 per share, to $16.1 million, or $0.85 per share. The Company deferred payment of this dividend in 1998, which resulted in it incurring a nondeductible excise tax liability of $0.4 million, and anticipates that it will pay such dividend during 1999 in order to comply with the 95% distribution requirement for calendar 1998. There can be no assurance, however, as to whether or when the Company will make such distribution and satisfy the distribution requirement. Moreover, satisfaction of the distribution requirement could cause the Company (i) to sell assets in adverse market conditions, (ii) to distribute amounts that represent a return of capital or (iii) to distribute amounts that would otherwise be spent on future acquisitions, unanticipated capital expenditures or repayment of debt. Gain from the disposition of any asset held primarily for sale to customers in the ordinary course of business generally will be subject to a 100% tax.

LOSS OF INVESTMENT COMPANY ACT EXEMPTION COULD HAVE ADVERSE CONSEQUENCES

         The Company believes that it is not, and intends to conduct its operations so as not to become, regulated as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act"). Under the Investment Company Act, a non-exempt entity that is an investment company is required to register with the Commission and is subject to extensive, restrictive and potentially adverse regulation relating to, among other things, operating methods, management, capital structure, dividends and transactions with affiliates. The Investment Company Act exempts entities that, directly or through majority-owned subsidiaries, are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate" ("Qualifying Interests"). Under current interpretations by the staff of the Commission, in order to qualify for this exemption, the Company, among other things, must maintain at least 55% of its assets in Qualifying Interests and also may be required to maintain an additional 25% in Qualifying Interests or other real estate-related assets. The assets that the Company may acquire therefore may be limited by the provisions of the Investment Company Act. The Company's investments in real estate and mortgage loans generally constitute Qualifying Interests, and the Company believes that subordinate and residual interests in mortgage-related securities constitute Qualifying Interests for purposes of the Investment Company Act when the Company acquires the right to direct the foreclosure upon any defaulted loan which backs such securities and to take all other actions that a servicer generally may take in connection with a defaulted loan. At December 31, 1998, the Company believes that its Qualifying Interests, including subordinate and residual interests in mortgage-related securities which the Company believes meet the criteria set forth above, comprised over 86% of the Company's total assets and that the Company's Qualifying Interests and other real-estate related assets comprised over 95% of the Company's total assets. As a result, the Company believes that it was not required to register as an investment company under the Investment Company Act. The Company does not intend to seek an exemptive order, no-action letter or other form of interpretive guidance from the Commission or staff to confirm this position. If the Commission or its staff were to take a different position with respect to whether the Company's subordinate and residual interests constitute Qualifying Interests, the Company could be required either
(a) to change the manner in which it conducts its operations to avoid being required to register as an investment company or (b) to register as an investment company, either of which could have a material adverse effect on the Company and its securities, could subject the Company to monetary penalties and injunctive relief in an action brought by the Commission, could cause the Company to be unable to enforce contracts with third parties and could cause third parties to seek recission of relevant transactions.

DEPENDENCE OF THE COMPANY UPON EXTERNAL MANAGEMENT

         The Company is managed by the Manager, subject to the supervision of the Board of Directors of the Company. Thus, the Company is dependent on the services of the Manager and its officers and employees for the success of the Company. Moreover, the Manager's personnel are employees of the Bank, and accordingly, the Company's success depends in part on the continuing ability of OCN to hire and retain knowledgeable personnel. This ability may be affected, in turn, by OCN's continued financial health. Finally, the Company is subject to the risk that the Manager will terminate the Management Agreement and that no suitable replacement can be found to manage the Company.

         The Manager is a wholly-owned subsidiary of OCN, a registered savings and loan holding company that conducts substantial operations through the Bank, a federally-chartered savings bank. Both OCN and the Bank are subject to extensive government supervision and regulation, which is intended primarily for the protection of depositors. In addition, each of OCN and the Bank is subject to changes in federal and state laws, including changes in tax laws that could materially affect the real estate industry, as well as changes in regulations, governmental policies and accounting principles. Such changes may increase OCN's and the Bank's costs of doing business and assist their competitors. Any such added burdens may adversely affect the Manager's ability to carry out its management functions and/or the Bank's ability to provide mortgage loan servicing for the Company, as well as affect the ability of the Manager and its affiliates to enter into other arrangements with the Company.

MANAGER ENTITLED TO BROAD INDEMNIFICATION FROM THE COMPANY

         Pursuant to the Management Agreement between the Company and the Manager, the Company is obligated to indemnify the Manager and its directors and officers from any action or claim that they are accountable or liable for the debts or obligations of the Company. In addition, the Company is required to indemnify the Manager and its directors and officers for acts performed pursuant to the Management Agreement, except for claims arising from acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under the Management Agreement. There can be no assurance that these requirements will not adversely affect the Company's operations in the future.

POTENTIAL CONFLICTS OF INTEREST BETWEEN THE COMPANY AND ITS AFFILIATES COULD BE DISADVANTAGEOUS TO THE COMPANY

         The Company is subject to the following potential conflicts of interest arising from its relationship with the Manager and its affiliates:

                  (i) OCN beneficially owns 1,540,000 shares or 8.1% of the outstanding Common Stock, as well as options to purchase 1,912,500 shares of Common Stock. OCN also indirectly holds an 8.7% limited partnership interest in the Operating Partnership.

                  (ii) Two of the members of the Board of Directors of the Company and all of its officers are employed by the Bank and generally devote a majority or more of their time to the affairs of the Bank and OCN. As a result of their positions with the Company and the Bank, two directors and the officers of the Company have fiduciary duties to both the Company and the Bank and must consider the same in making decisions on behalf of these respective entities, including without limitation decisions of the type referred to in paragraphs (iv) and (v) below.

                  (iii) Pursuant to the Management Agreement, the Manager renders management services to the Company for a management fee based on average invested assets, which also benefits the Manager as the asset size of the Company increases, regardless of the performance of the Company's assets. In addition, the incentive portion of the management fee, which is based on the Company's FFO, as adjusted, may create an incentive for the Manager to recommend investments that have greater income potential but are generally more speculative than if the management fee did not include a performance component.

                  (iv) Although the Manager has granted to the Company the first option to acquire underperforming real estate and subordinate and residual interests backed by loans which were not formerly owned by the Manager and its affiliates, OCN, the Bank and other affiliates of the Manager invest in other assets that the Company invests in, including a wide variety of mortgage-related securities and single-family, multifamily and commercial real estate loans, including subperforming and nonperforming loans. The Manager and its affiliates have no obligation to make investment opportunities available to the Company, and as a result, the Company's ability to invest in certain real estate related assets may be limited to the extent that such assets are attractive to OCN or one of its affiliates.

                  (v) Because they share certain investment strategies, from time to time the Company has acquired assets from OCN, the Bank and other affiliates of the Manager, co-participated in investment transactions with these entities or persons and sold assets to the same.

         The Board of Directors of the Company, which includes a majority of Independent Directors (as defined in the Company's Articles of Incorporation) have established general guidelines for the Company's investments, borrowings and operations and potential conflicts of interest (the "Guidelines"). The Independent Directors review transactions engaged in by the Company on a quarterly basis to monitor compliance with the Guidelines and review the Company's investment policies annually. The Independent Directors rely primarily on information provided to them by the Manager in conducting these reviews and do not otherwise participate in the Company's daily operations.

         The Management Agreement and the Guidelines do not limit or restrict the right of the Manager or any of its directors, officers, employees or affiliates from engaging in any business or rendering services of any kind to any other person, including the purchase of or rendering advice to others purchasing real estate assets that meet the Company's policies and criteria.

FAILURE OF COMPUTER SYSTEMS TO RECOGNIZE THE YEAR 2000 COULD ADVERSELY AFFECT THE COMPANY'S OPERATIONS

         As the year 2000 approaches, a critical business issue has emerged regarding how existing application software programs and operating systems can accommodate this date value. Many existing application software products in the marketplace were designed to accommodate only two-digit entries. Beginning in the year 2000, these systems and products will need to be able to accept four-digit entries to distinguish years beginning with 2000 from prior years. As a result, computer systems and software used by many companies may need to be upgraded to comply with year 2000 requirements.

         The Company is dependent upon data processing systems and software to conduct its business. The data processing systems and software include those developed, purchased and maintained by the Manager, as well as OCN and its other subsidiaries, which provide management services to the Company. The Company does not own or maintain computer equipment or software.

         There can be no assurance that the failure of the Manager, the Company or third parties to adequately address their respective year 2000 issues will not have a material adverse effect on the Company. For additional information, see "Year 2000 Data Conversion" under Item 7 of the Annual Report on Form 10-K to which this Exhibit relates.